UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/26/2007

Wells Timberland REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-129651

MD	203536671
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

We previously disclosed in a Current Report on Form 8-K filed on October 15, 2007 the entry by Wells Timberland Acquisition, LLC ("Wells Timberland Acquisition"), a wholly owned subsidiary of Wells Timberland REIT, Inc. (the "Company"), and Timberlands II, LLC ("Timberlands II"), a wholly owned subsidiary of MWV SPE, LLC, a wholly owned subsidiary of Wells Timberland Acquisition, into a debt financing arrangement with CoBank, ACB ("CoBank") and Wachovia Bank, National Association ("Wachovia Bank") on October 9, 2007. The debt financing includes: (1) a first mortgage loan (the "Senior Loan") in the amount of $212 million and (2) a second mortgage loan (the "Mezzanine Loan") in the amount of $160 million. The Senior Loan is provided for pursuant to a Credit Agreement, dated as of October 29, 2007 (the "Credit Agreement"), by and among Wells Timberland Acquisition, Timberlands II, CoBank, as administrative agent and the various financial institutions party thereto as lenders. The Mezzanine Loan is provided for pursuant to a Subordinated Credit Agreement, dated as of October 29, 2007 (the "Subordinated Credit Agreement"), by and among Wells Timberland Acquisition, Timberlands II, Wachovia Bank, as administrative agent and the various financial institutions party thereto.

On November 26, 2007, the parties to the Credit Agreement and the Subordinated Credit Agreements agreed to amend such agreements (the "Amendments") to permit the Company to redeem shares of the Company's stock submitted for redemption (1) within two years of the death or a qualifying disability of a stockholder and (2) if all amounts outstanding under the Mezzanine Loan have been repaid in full in cash, so long as the shares redeemed in any calendar year do not exceed 5% of the weighted average shares outstanding during the prior calendar year. The Amendments also permit the Company to pay distributions on its stock so long as the Mezzanine Loan has been repaid in full and the ratio of the outstanding principal amount of the Senior Loan to the appraised value of the timberland acquired by Wells Timberland Acquisition pursuant to the Purchase and Sale Agreement dated as of August 3, 2007, as amended, from MeadWestvaco Coated Board, Inc., is less than 40%. Finally, the Amendments created a working capital sub-account to permit the accumulation of $3 million in such sub-account to pay operating expenses of the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Timberland REIT, Inc.

Date: December 06, 2007	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President